               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


JOSEPH LEONE,

                   Plaintiff,                          Civil Action No. 1911316

       -against-

PRODIGY COMMUNICATIONS CORP.,
CHARLES E. FOSTER, ROBERT B. PICKERING,
RANDALL L. STEPHENSON, JAMES R. ADAMS,
LOUIS R. BRILL, ROBERT S. MCCLANE,
JOE C. MCKINNEY, JAIME CHICO PARDO
AND SBC COMMUNICATIONS, INC.,

                   Defendants.



                      SHAREHOLDER'S CLASS ACTION COMPLAINT

     Plaintiff, by his attorneys, for his complaint against defendants, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:

                              NATURE OF THE ACTION

     1. This is a stockholders' class action on behalf of the public stockholders of Prodigy Communications Corp. ("Prodigy" or the "Company") to enjoin the proposed acquisition of the publicly owned shares of Prodigy's common stock by its controlling shareholder, defendant SBC Communications Inc. ("SBC").

                                  THE PARTIES

          2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

          3. Defendant Prodigy is a corporation duly organized and existing under the laws of the State of Delaware.

          4. Defendant SBC is a corporation duly organized and existing under the laws of Delaware. SBC owns approximately 42% of the Company's outstanding common stock.

          5. Defendant Charles E. Foster is Chairman of the Board of the Company. He is also Group President of SBC.

          6. Defendant Robert B. Pickering is a director of the Company. He is also senior vice president of corporate finance of SBC.

          7. Defendant Randall L. Stephenson is a director of the Company. He is also senior vice president of consumer marketing of SBC.

          8. Defendant James R. Adams is a director of the Company. He also served as president of SBC from 1992 to 1995.

          9. Defendants Louis R. Brill, Robert S. McClane, Joe C. McKinney and Jaime Chico Pardo are directors of the Company.

          10. The defendants named in paragraphs 5 through 9 (the "Individual Defendants") are in a fiduciary relationship with plaintiff and the other public stockholders of Prodigy and owe them the highest obligations of good faith and fair dealing.

          11. Defendant SBC, through its approximately 42% ownership of Prodigy and having persons affiliated with on Prodigy's board, has effective and working control of Prodigy. As such, defendant SBC is in a fiduciary relationship with plaintiff and the other public stockholders of Prodigy and owes them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS

          12. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all Prodigy stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

          13.  This action is properly maintainable as a class action.

          14. The class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable.

          15. There are questions of law and fact which are common to the Class including, inter alia, the following:

               (a) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class;

               (b)  whether plaintiff and the other members of the

Class will be damaged irreparably by defendants' failure to take action designed to obtain the best value for the public shareholders' interest in Prodigy.

     16. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

     17. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

     18. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS

     19. On September 21, 2001, it was announced that SBC offered to acquire all of the outstanding shares of Prodigy, it does not already own, for $5.45 per share.

     20. The consideration to be paid to Class members in the transaction is unconscionable and unfair and grossly inadequate because, among other things, the intrinsic value of Prodigy's common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock's current trading price and the Company's prospects for future growth and earnings.

     21. SBC timed its offer to take advantage of the decline in the market price of Prodigy's stock. The offer has the effect of capping the market for Prodigy's stock to facilitate SBC's plan to obtain the public interest in Prodigy as cheaply as possible.

     22. Under the circumstances, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value.

     23. The defendants have breached their duty of loyalty to Prodigy stockholders by using their control of Prodigy to force plaintiff and the Class to sell their equity interest in Prodigy at an unfair price, and deprive Prodigy's public shareholders of maximum value to which they are entitled. The Individual Defendants have also breached the duties of loyalty and due care by not taking adequate measures to ensure that the interests of Prodigy's public shareholders are properly protected from overreaching. SBC has breached its fiduciary duties, which arise from its effective control of Prodigy, by using such effective control for its own benefit.

     24. The terms of the transaction are grossly unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by defendants by virtue of their positions of control of Prodigy and that possessed by Prodigy's public shareholders. Defendants' scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

     25.  Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment as follows:

     A.   declaring this to be a proper class action;

     B. enjoining, preliminarily and permanently, the acquisition under the terms presently proposed;

     C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

     D. directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

     E. awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

          F. granting such other and further relief as the Court deems appropriate.

Dated:    September 24, 2001


                                        CHIMICLES & TIKELLIS, LLP

                                        By: /s/ Pamela Tikellis
                                            ----------------------------
                                         One Rodney Square
                                         P.O. Box 1035
                                         Wilmington, Delaware 19899
                                         (302) 656-2500

                                        Attorneys for Plaintiff

OF COUNSEL:

FARUQI & FARUQI, LLP
320 East 39th Street
New York, New York 10016
(212) 983-9330